Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
SECOND QUARTER 2018 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Wednesday, August 8, 2018) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced its financial results for the three months ended June 30, 2018.

The Company reported net earnings of $3.6 million, or $0.86 per common share, on revenues of $452.4 million for the second quarter of 2018, compared to a net loss of $0.3 million, or $(0.07) per common share, on revenues of $315.2 million for the second quarter of 2017. On an adjusted basis, net earnings were $1.8 million, or $0.42 per common share, for the second quarter of 2018, compared to net earnings of $0.9 million, or $0.21 per common share, for the second quarter of 2017.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Second Quarter 2018 Highlights:

• Gross revenues of approximately $452.4 million for the second quarter of 2018 compared to $315.2 million for the second quarter of 2017
• Our crude oil marketing subsidiary, GulfMark Energy, Inc., marketed approximately 70,389 per day (“bpd”) of crude oil during the second quarter of 2018, compared to 66,817 bpd of crude oil during the second quarter of 2017
• Cash and cash equivalents increased 16 percent from December 31, 2017 levels of $109.4 million to $127.0 million at June 30, 2018
• $59.6 million of undrawn capacity under our letter of credit facility at June 30, 2018
• Generated adjusted cash flow of $4.7 million for the second quarter of 2018 compared to $4.6 million for the second quarter of 2017
• Approximately 302,591 barrels of crude oil inventory at June 30, 2018 compared to 198,011 barrels at December 31, 2017
• Dividend of $0.22 per share for the second quarter of 2018
• No short or long term debt as of June 30, 2018

“During the second quarter of 2018, Service Transport continued to generate improved financial and operating results as our revenue per mile increased 8 percent from the first quarter of 2018 and 20 percent from the second quarter of 2017,” said Townes G. Pressler, Executive Chairman. “As customer demand continues to increase in this segment, we have been able to improve trucking rates as we continue to provide dependable superior service to our customers at Service Transport. We are improving the age of our fleet with the purchase of ten new tractors during the second quarter of 2018, with 41 more scheduled for purchase and delivery by the end of 2018.”

“At GulfMark, crude oil marketing volumes for the second quarter of 2018 increased 8 percent from the first quarter of 2018 and 5 percent from the second quarter of 2017, primarily as a result of increased production in our market areas. Our overall marketing margins have expanded as a result of our exit in areas with thin margins.”

“During the remainder of 2018, we plan to remain focused on increasing margins in our crude oil marketing division, disciplined replacement of aging tractors and right sizing our tractor and trailer fleets, improving company-wide driver retention and increasing driver count, and exploring growth opportunities in our core businesses, both organically and in the open market,” continued Pressler.

Capital Investments and Dividends

During the second quarter of 2018, the Company recorded approximately $1.9 million of capital costs and paid dividends of $0.9 million ($0.22 per share). The majority of the capital costs relate to the purchase of tractors in our Service Transport subsidiary.

The Company’s Board of Directors also declared a quarterly cash dividend for the second quarter of 2018 in the amount of $0.22 per common share, payable on September 21, 2018 to shareholders of record as of September 7, 2018.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk and ISO tank container storage and transportation through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Marketing	$438,791	$301,176	$812,429	$589,791
Transportation	13,626	13,616	27,244	27,071
Oil and natural gas	—	410	—	1,427
Total revenues	452,417	315,202	839,673	618,289

Costs and expenses:
Marketing	431,683	297,508	800,866	582,661
Transportation	11,890	11,851	24,191	24,013
Oil and natural gas	—	201	—	951
General and administrative	2,284	1,460	4,567	4,097
Depreciation, depletion and amortization	2,262	3,563	4,674	7,532
Total costs and expenses	448,119	314,583	834,298	619,254

Operating earnings (losses)	4,298	619	5,375	(965)

Other income (expense):
Loss on deconsolidation of subsidiary	—	(1,635)	—	(1,635)
Interest income	498	260	885	419
Interest expense	(15)	(1)	(34)	(2)
Total other income (expense), net	483	(1,376)	851	(1,218)

(Losses) earnings before income taxes	4,781	(757)	6,226	(2,183)
Income tax benefit (provision)	(1,161)	475	(1,468)	1,041

Net (losses) earnings	$3,620	$(282)	$4,758	$(1,142)

Earnings (losses) per share:
Basic and diluted net (losses) earnings
per common share	$0.86	$(0.07)	$1.13	$(0.27)

Weighted average number of common
shares outstanding	4,218	4,218	4,218	4,218

Dividends per common share	$0.22	$0.22	$0.44	$0.44

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$126,999	$109,393
Accounts receivable, net of allowance for doubtful accounts	118,533	121,353
Inventory	21,513	12,192
Derivative assets	538	166
Income tax receivable	—	1,317
Prepayments and other current assets	1,197	1,264
Total current assets	268,780	245,685

Property and equipment, net	27,304	29,362
Investments in unconsolidated affiliates	425	425
Cash deposits and other	6,618	7,232
Total assets	$303,127	$282,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$140,296	$124,706
Accounts payable – related party	5	5
Derivative liabilities	514	145
Current portion of capital lease obligations	345	338
Other current liabilities	6,845	4,404
Total current liabilities	148,005	129,598
Other long-term liabilities:
Asset retirement obligations	1,405	1,273
Capital lease obligations	1,177	1,351
Deferred taxes and other liabilities	2,516	3,363
Total liabilities	153,103	135,585

Commitments and contingencies

Shareholders’ equity	150,024	147,119
Total liabilities and shareholders’ equity	$303,127	$282,704

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	2018	2017
Operating activities:
Net (losses) earnings	$4,758	$(1,142)
Adjustments to reconcile net (losses) earnings to net cash
provided by operating activities:
Depreciation, depletion and amortization	4,674	7,532
Gains on sales of property	(446)	(129)
Impairment of oil and natural gas properties	—	3
Provision for doubtful accounts	(32)	(8)
Stock-based compensation expense	3	—
Deferred income taxes	(832)	(926)
Net change in fair value contracts	(3)	(700)
Loss on deconsolidation of subsidiary	—	1,635
Changes in assets and liabilities:
Accounts receivable	2,852	13,581
Accounts receivable/payable, affiliates	—	(151)
Inventories	(9,321)	(2,887)
Income tax receivable	1,317	(336)
Prepayments and other current assets	67	887
Accounts payable	15,634	3,357
Accrued liabilities	2,441	(483)
Other	125	(461)
Net cash provided by (used in) operating activities	21,237	19,772

Investing activities:
Property and equipment additions	(2,728)	(2,108)
Proceeds from property sales	655	190
Insurance and state collateral refunds	465	347
Net cash used in investing activities	(1,608)	(1,571)

Financing activities:
Principal repayments of capital lease obligations	(167)	—
Dividends paid on common stock	(1,856)	(1,856)
Net cash used in financing activities	(2,023)	(1,856)

Increase in cash and cash equivalents	17,606	16,345
Cash and cash equivalents at beginning of period	109,393	87,342
Cash and cash equivalents at end of period	$126,999	$103,687

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Reconciliation of Adjusted Cash Flow to Net
(Losses) Earnings:
Net (losses) earnings	$3,620	$(282)	$4,758	$(1,142)
Income tax (benefit) provision	1,161	(475)	1,468	(1,041)
Depreciation, depletion and amortization	2,262	3,563	4,674	7,532
Gains on sales of property	(420)	(136)	(446)	(129)
Impairment of oil and natural gas properties	—	—	—	3
Loss on deconsolidation of subsidiary	—	1,635	—	1,635
Stock-based compensation expense	3	—	3	—
Inventory liquidation gains	(1,923)	—	(2,475)	—
Inventory valuation losses	—	1,405	—	2,063
Net change in fair value contracts	(1)	(280)	(3)	(700)
Legal and other accrual reversals	—	(840)	—	(840)
Adjusted cash flow	$4,702	$4,590	$7,979	$7,381

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Adjusted net (losses) earnings and (losses)
earnings per common share (Non-GAAP):
Net (losses) earnings	$3,620	$(282)	$4,758	$(1,142)
Add (subtract):
Loss on deconsolidation of subsidiary	—	1,635	—	1,635
Gains on sales of property	(420)	(136)	(446)	(129)
Impairment of oil and natural gas properties	—	—	—	3
Stock-based compensation expense	3	—	3	—
Net change in fair value of contracts	(1)	(280)	(3)	(700)
Inventory liquidation gains	(1,923)	—	(2,475)	—
Inventory valuation losses	—	1,405	—	2,063
Legal and other accrual reversals	—	(840)	—	(840)
Tax effect of adjustments to (losses) earnings	492	(624)	613	(711)
Adjusted net earnings	$1,771	$878	$2,450	$179

Adjusted earnings per common share	$0.42	$0.21	$0.58	$0.04